Exhibit (a)(5)(Z)

PARAMOUNT FILES PROXY MATERIALS AND EXTENDS TENDER OFFER

•	Amended Netflix merger agreement represents acknowledgment by WBD that its original agreement was inferior, but new transaction remains inferior to Paramount’s $30 per share all cash offer

•	Paramount will solicit WBD shareholders to vote against the Netflix transaction and other proposals at WBD special meeting

•	Paramount extends its tender offer as it continues to work toward regulatory clearance

Los Angeles and New York, January 22, 2026 – Paramount Skydance Corporation (NASDAQ: PSKY) (“Paramount”) today announced it has filed preliminary proxy materials with the U.S. Securities and Exchange Commission (“SEC”) to solicit shareholders of Warner Bros. Discovery, Inc. (NASDAQ: WBD) (“WBD”) to vote against the amended transaction with Netflix, Inc (NASDAQ: NFLX) and related proposals at the special meeting of WBD stockholders. Paramount has also extended its $30 per share all-cash tender offer to February 20, 2026, reaffirming its commitment to a transaction with WBD at a $108.4 billion enterprise value that is significantly greater and far more certain than the purported $82.7 billion enterprise value of the Netflix transaction.

In the materials filed by WBD in connection with its amended Netflix merger agreement, WBD revealed for the first time some of the critical information that had been withheld from its shareholders, but it still has omitted highly material information its shareholders need about Discovery Global:

The consideration payable to WBD shareholders in the Netflix transaction falls well short of Paramount’s $30 per share all-cash offer.

•	In the Netflix transaction, WBD shareholders will receive $27.75 per share in cash, or less if WBD is unsuccessful in putting $17 billion in debt on Discovery Global (assuming the separation occurs as of June 30, 2026). If WBD has to allocate some or all of that debt back to its Streaming and Studios business, that will reduce the per share consideration dollar-for-dollar that WBD shareholders will receive.
•	If the declining Discovery Global business is leveraged in line with its closest comparable company, Versant Media, at 1.25x NTM EBITDA, it could only support ~$5.1 billion of net debt as of June 30, 2026. At that debt level, ~$11.9 billion would be transferred to Warner Bros. Studio & Streaming business, reducing the cash per share from Netflix to WBD shareholders to ~$23.20.
•	It is worth noting that $17 billion is an even higher level of debt than Paramount assumed for Discovery Global when it released its own analysis of the equity value of between $0.00 and $0.50 per share[1].
•	WBD’s own financial advisors provided discounted cash flow valuation analyses of the Discovery Global equity value as low as $0.72 per share.
•	Despite the fact that the capital structure of Discovery Global will directly determine the actual amount WBD shareholders receive in the Netflix transaction, and WBD will be required to disclose such information as well as full financial information about Discovery Global at the time of the separation, WBD plans to solicit shareholder approval for the Netflix transaction without this information. This is even more extraordinary given that the WBD Board uses claims about the value of the Discovery Global equity as a basis for asserting the transaction delivers more than Paramount’s $30 per share all-cash offer.
•	WBD is rushing to solicit shareholder approval for the Netflix transaction even though, in its own words, “WBD stockholders will not know or be able to determine the specific Merger Consideration that will be paid to WBD stockholders upon consummation of the [Netflix] Merger.”

1 Paramount reaffirms commitment to delivering superior $30 per share all-cash offer to Warner Bros. Discovery shareholders, January 8, 2026 https://ir.paramount.com/news-releases/news-release-details/paramount-reaffirms-commitment-delivering-superior-30-share-all

The Netflix transaction faces severe regulatory risk because it would further entrench market concentration, in contrast to a combination with Paramount that enhances competition and strengthens the long-term prospects of the entertainment industry.

•	The Netflix transaction would materially entrench Netflix’s market dominance, giving it an estimated 43% share of global Subscription Video on Demand subscribers and leading to higher prices for consumers, reduced compensation for content creators and talent, and significant harm to American and international theatrical exhibitors.
•	Netflix's regulatory path is particularly challenged in Europe, where Netflix is by far the dominant streaming service and where WBD’s HBO Max is its only viable international competitor.
•	Netflix has unsuccessfully sought to address these concerns by putting forward a non-credible market definition of the streaming market that includes services like YouTube, TikTok, Instagram, and Facebook and that no regulator has ever accepted.
•	By contrast, the combination of Paramount and WBD is pro-competitive, with moviegoers, studio workers and creative talent all set to thrive thanks to the combined company’s expanded theatrical film production and content.

Our offer remains superior on both value and certainty.

•	The WBD Board was publicly defending the prior Netflix transaction even as it was negotiating a new merger agreement, an admission about the inferior aspects of the deal.
•	The WBD Board refused to engage with Paramount’s representatives even after it decided to reopen negotiations with Netflix on its transaction.
•	The WBD Board continues to withhold highly material information about Discovery Global while moving forward to seek shareholder approval that will cut off any ability for WBD shareholders to receive the benefits of Paramount’s value-maximizing offer.

Shareholders with questions about how to vote their WBD shares AGAINST the inferior Netflix transaction may contact Paramount’s proxy solicitor Okapi Partners at (212) 297-0720, Toll-Free: (844) 343-2621, or by email at info@okapipartners.com.

Paramount has extended the expiration date of its tender offer to February 20, 2026. Equiniti Trust Company, LLC, as the depositary for the tender offer, has advised Prince Sub that, as of 11:00 p.m., New York City time, on January 21, 2026, 168,511,695 shares had been validly tendered and not withdrawn from the tender offer.

The tender offer statement and related materials have been filed with the SEC. WBD shareholders who need additional copies of the tender offer statement and related materials or who have questions regarding the offer should contact Okapi Partners LLC, the information agent for the tender offer, toll-free at (844) 343-2621.

Further details of Paramount’s amended offer can be found here.

Paramount urges WBD shareholders to register their preference for Paramount’s superior offer with the WBD Board of Directors by tendering their shares today.

WBD shareholders and other interested parties can find additional information about Paramount's superior offer at www.StrongerHollywood.com.

***

About Paramount, a Skydance Corporation

Paramount, a Skydance Corporation is a leading, next-generation global media and entertainment company, comprised of three business segments: Studios, Direct-to-Consumer, and TV Media. Paramount’s portfolio unites legendary brands, including Paramount Pictures, Paramount Television, CBS – America’s most-watched broadcast network, CBS News, CBS Sports, Nickelodeon, MTV, BET, Comedy Central, Showtime, Paramount+, Paramount TV, and Skydance’s Animation, Film, Television, Interactive/Games, and Sports divisions. For more information, visit paramount.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains both historical and forward-looking statements, including statements related to Paramount Skydance Corporation’s (“Paramount”) future financial results and performance, potential achievements, anticipated reporting segments and industry changes and developments. All statements that are not statements of historical fact are, or may be deemed to be, “forward-looking statements”. Similarly, statements that describe Paramount’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect Paramount’s current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause Paramount’s actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:  the outcome of the tender offer by Paramount and Prince Sub Inc. (the “Tender Offer”) to purchase for cash all of the outstanding Series A common stock of Warner Bros. Discovery, Inc. (“WBD”) or any discussions between Paramount and WBD with respect to a possible transaction (including, without limitation, by means of the Tender Offer, the “Potential Transaction”), including the possibility that the Tender Offer will not be successful, that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein; the conditions to the completion of the Potential Transaction or the previously announced transaction between WBD and Netflix, Inc. (“Netflix”) pursuant to the Agreement and Plan of Merger, dated December 4, 2025 (as it may be amended or supplemented), among Netflix, Nightingale Sub, Inc., WBD and New Topco 25, Inc. (the “Proposed Netflix Transaction”), including the receipt of any required stockholder and regulatory approvals for either transaction, the proposed financing for the Potential Transaction, the indebtedness Paramount expects to incur in connection with the Potential Transaction and the total indebtedness of the combined company; the possibility that Paramount may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate the operations of WBD with those of Paramount, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the Potential Transaction; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries, including cost increases; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to make investments in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and content; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally, including tariffs and other changes in trade policies; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; the risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; volatility in the prices of Paramount’s Class B Common Stock; potential conflicts of interest arising from Paramount’s ownership structure with a controlling stockholder; and other factors described in Paramount’s news releases and filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Paramount’s most recent Annual Report on Form 10-K and Paramount’s reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that Paramount does not currently view as material or that are not necessarily known. The forward-looking statements included in this communication are made only as of the date of this report, and Paramount does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell securities. This communication relates to a proposal that Paramount has made for an acquisition of WBD, the Tender Offer that Paramount, through Prince Sub Inc., its wholly owned subsidiary, has made to WBD stockholders, and Paramount’s intention to solicit proxies against the Proposed Netflix Transaction and other proposals to be voted on by WBD stockholders at the special meeting of WBD stockholders to be held to approve the Proposed Netflix Transaction (the “Netflix Merger Solicitation”) and/or for use at the WBD annual meeting of stockholders. The Tender Offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, the letter of transmittal and other related offer documents), filed with the SEC on December 8, 2025. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. Subject to future developments, Paramount (and, if a negotiated transaction is agreed, WBD) may file additional documents with the SEC. This communication is not a substitute for any proxy statement, tender offer statement, or other document Paramount and/or WBD may file with the SEC in connection with the Potential Transaction.

Paramount, Prince Sub Inc. and the other participants in the Netflix Merger Solicitation have filed a preliminary proxy statement and the accompanying BLUE proxy card with the SEC on January 22, 2026 in connection with the Netflix Merger Solicitation (the “Special Meeting Preliminary Proxy Statement”). Paramount expects to file a definitive proxy statement and the accompanying proxy card with the SEC in connection with the Netflix Merger Solicitation and may file other proxy solicitation materials in connection therewith or the annual meeting of WBD stockholders, or other documents with the SEC.

PARAMOUNT STRONGLY ADVISES ALL STOCKHOLDERS OF WBD TO READ THE SPECIAL MEETING PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATED TO THE PARTICIPANTS. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, PARAMOUNT AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATIONS WILL PROVIDE COPIES OF THE APPLICABLE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE APPLICABLE PROXY SOLICITOR.

Participants in the Solicitation

The participants in the Netflix Merger Solicitation are expected to be Paramount, Prince Sub Inc., certain directors and executive officers of Paramount and Prince Sub Inc., Lawrence Ellison, RedBird Capital Management and The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended. Additional information about the participants in the Netflix Merger Solicitation is available in the Special Meeting Preliminary Proxy Statement.

Media Contacts:

Paramount

Melissa Zukerman / Laura Watson

msz@paramount.com / laura.watson@paramount.com

Brunswick Group

ParamountSkydance@brunswickgroup.com

Gagnier Communications

Dan Gagnier

dg@gagnierfc.com

Investor Contacts:

Paramount

Kevin Creighton / Logan Thomas

kevin.creighton@paramount.com / logan.thomas@paramount.com

Okapi Partners

(212) 297-0720

Toll-Free: (844) 343-2621

info@okapipartners.com